Exhibit 23.2

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) dated May 26, 2004, pertaining to the Employment Arrangements between the Company and Certain Employees of NTL Incorporated and to the incorporation by reference therein of our report dated March 3, 2004, with respect to the consolidated financial statements and schedules of NTL Incorporated, and subsidiaries, and its predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

London, United Kingdom
May 25, 2004